QUARTERLY AND YEAR END REPORT
BC FORM 51-901F
(Previously Form 61)
Schedule: B&C

Freedom of Information and Protection of Privacy Act: The personal information requested on this form is collected under the authority of and used for the purpose of administering the *Securities Act*. Questions about the collection or use of this information can be directed to the Supervisor, Financial Reporting (604-899-6729), PO Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, BC, V7Y 1L2. Toll free in British Columbia 1-800-373-6393.

ISSUER DETAILS	For Quarter Ended			Date of Report		
NAME OF ISSUER	**Y**	**M**	**D**	**Y**	**M**	**D**
Triband Enterprise Corp.	03	08	31	03	10	22

ISSUER ADDRESS
Suite 903 – 1485 West 6th Ave.

CITY	PROVINCE	POSTAL CODE	ISSUER FAX NO.	ISSUER PHONE NO.
Vancouver	B.C.	V6H 4G1	(604) 714-0879	(604) 331-0096

CONTACT PERSON	CONTACT POSITION	CONTACT PHONE NO.
Gary Freeman	President	(604) 331-0096

CONTACT EMAIL ADDRESS	CONTACT WEB SITE ADDRESS
garyfreeman@telus.net	www.triband-enterprise.com

CERTIFICATE

The three schedules required to complete this Report are attached and the Board of Directors has approved the disclosure contained therein. A copy of this Report will be provided to any shareholder who requests it.

		DATE SIGNED		
DIRECTOR'S SIGNATURE	**PRINT FULL NAME**	**Y**	**M**	**D**
"Gary Freeman" (signed)	Gary Freeman	03	10	22

		DATE SIGNED		
DIRECTOR'S SIGNATURE	**PRINT FULL NAME**	**Y**	**M**	**D**
"Jerry Pogue" (signed)	Jerry Pogue	03	10	22

Triband Enterprise Corp.
QUARTERLY AND YEAREND REPORT
BC FORM 51-901F
Schedule B - Supplementary Information
8/31/03

(1) ***Analysis of Expenses and Deferred Costs:***

During the period, the Company incurred exploration costs of $26,609 (2002: $18,346):

Claim fees and lease payments	$26,609

All of these costs were related to the Company's Nevada, USA mineral claims.
Refer to Note 4 to the Consolidated Financial Statements.

(2) ***Related party transactions:***

a) During the period, the Company paid $Nil (2002 - $29,592) to directors or companies controlled by directors for geological consulting services expensed as property investigation costs.
b) The Company paid $45,000 (2002 - $45,000) for consulting fees to a company controlled by a director.
c) Advances receivable of $10,700 (2002 - Nil) are short term expense advances to a company controlled by a director.

(3a) ***Summary of securities issued during the period:***

Date	Type	Type of Issue	Number	Price	Proceeds	Consideration	Issue Costs
12/10/02	Units	Private placement	250,000	$ 0.12	$ 30,000	Cash	Nil
1/22/03	Shares	Options exercised	225,000	$ 0.17	$ 38,250	Cash	n/a
2/17/03	Shares	Warrants exercised	125,000	$ 0.15	$ 18,750	Cash	n/a
2/17/03	Shares	Warrants exercised	50,000	$ 0.30	$ 15,000	Cash	n/a
6/25/03	Shares	Options exercised	25,000	$ 0.24	$ 6,000	Cash	n/a

(3b) ***Summary of options granted during the period:***

Date Granted	Number	Optionee	Price	Expiry Date
1/24/03	175,000	Gary Freeman	$0.24	1/24/07
1/24/03	25,000	Albert Wu	$0.24	1/24/07
	200,000			

(4) ***Summary of securities as at the end of the period:***

a) Authorized share capital: Unlimited number of Common Shares without par value
Unlimited number of Preferred Shares, issuable on series

b) Issued share capital: 7,760,738 Common Shares ($4,928,016 recorded value)

c) Options, warrants and convertible securities outstanding:

Security	Number	Price	Expiry Date	Recorded Value
Options	205,000	$0.17	2/27/07	Nil
Options	175,000	$0.24	1/24/07	Nil
Warrants	50,000	$0.15	10/10/03	Nil
Warrants	764,166	$0.30	6/5/04	Nil
Warrants	125,000	$0.15	12/3/04	Nil

Also refer to Note 5 to the Consolidated Financial Statements.

d) Shares subject to pooling or escrow agreements: Nil

(5) ***List of directors and officers at end of the period:***

Gary R. Freeman, Director and President
Jerry G. Pogue, Director
Michael L. Bartlett, Director

Gil Atzmon, Director

TRIBAND ENTERPRISE CORP.
QUARTERLY AND YEAR END REPORT
BC FORM 51-901F

SCHEDULE C- MANAGEMENT DISCUSSION AND ANALYSIS
AUGUST 31, 2003

Description of Business:

Triband Enterprise Corp. is a corporation engaged in the acquisition and exploration of mineral properties worldwide. The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, maintaining the mining licenses in good standing with government agencies, the stability of the socio-political environment in the jurisdictions which the Company operates, the ability of the Company to obtain necessary financing to complete the development, the future profitable production or proceeds from the disposition of mining properties, and the Company's ability to satisfy its commitment obligations.

This Management Discussion & Analysis summarizes the activities of the Company to date, and provides financial information for the period ended August 31, 2003. The following discussion and analysis should be read in conjunction with the current interim financial statements and most recent audited year-end financial statements and notes thereto for the year ended November 30, 2002.

Discussion of Operations and Financial Conditions:

Mineral Properties

The Company has resumed its exploration activities and fulfilled its work commitments in the Whisky Canyon project in Nevada. The Company has acquired new information about this area and is formulating an exploration plan. Accordingly, on January 28, 2003, the Company announced it would initiate exploration on its Lewis property in 2003. The Lewis property consists of the 100% owned BET claims covering 450 acres and the Betty O'Neal group, currently under option, covering 330 acres. During the prior year, the Company paid US$7,500 against a property payment of US$15,000 due on July 9, 2002 in respect of the Betty O'Neal claims. The Company reached an agreement with the property owner of the Betty O'Neal claims to defer the balance of the property payment due being US$7,500 until February 8, 2003, and was paid at that time. In June 2003, the Company amended its lease agreement for the current year whereby US$9,000 was paid at that time, to be followed by US$9,000 due January 1, 2004. The aforementioned payments along with claim fees of US$2,300 comprise all of the current period exploration costs.

Analysis of operating results

The net loss for the period ended August 31, 2003 was $186,937 or $0.02 per share in comparison with a loss of $241,936 or $0.05 per share for the prior year. The reduced loss of $54,999 is primarily attributable to a reduction of consulting fees from $101,322 in the prior year to $63,600 in the current year, a difference of $37,722. Consulting fees in the prior period include amounts paid to an individual for corporate administration. This person did not work for the Company during the current year.

Related parties

During the period, and the previous comparative period, the Company paid $45,000 to a private company controlled by the President for his management services that include day to day overseeing and directing all activities in the Company. These amounts are included in Consulting fees. Also refer to Note 6 to the financial statements.

Subsequent Events:

Advances receivable of $10,700 due from related party was received.

Financings, Principle Purposes and Milestones:

During the period, the Company issued a total of 675,000 common shares, all issued for cash consideration totaling $108,000 as disclosed on Schedule B. A private placement raised proceeds of $30,000 for general working capital and conducting due diligence on mineral properties. The funds are being used for that purpose.

Liquidity and Solvency:

Current working capital of $46,793 is sufficient to continue operations in the near term. Of that amount, $36,426 is cash. The Company will require additional financing to continue its operations beyond the current fiscal year-end, and to conduct either exploration programs on its properties or acquire other mineral property assets of merit.